Exhibit 99.1

A.B. Mendez
Investor Relations
210.220.5234
or
Bill Day
Media Relations
210.220.5427

FOR IMMEDIATE RELEASE
February 14, 2020

Cullen/Frost Announces Redemption Of All $150 million Of Its
5.375% Non-Cumulative Perpetual Preferred Stock, Series A
SAN ANTONIO -- Cullen/Frost Bankers, Inc. (NYSE:CFR) today announced that it has called for redemption all 6,000,000 outstanding shares of its 5.375% Non-Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) (NYSE:CFR PrA). The redemption price per share of the Series A Preferred Stock, as specified in the prospectus at the time of issuance, is $25.00.
Payment of the redemption price will be made on the redemption date of March 16, 2020. The Depository Trust Company will redeem the Series A Preferred Stock in accordance with its procedures and notify the holders. Holders of the Series A Preferred Stock need not take any action to receive payment of the redemption price.
March 16, 2020 is also the final dividend payment date for the Series A Preferred Stock. The record date for that dividend is February 28, 2020. Payment of the final dividend will be made on the redemption date of March 16, 2020.
Computershare Inc. and Computershare Trust Company, N.A., Cullen/Frost's paying agent for the redemption of the Series A Preferred Stock, can be reached at the following telephone number: 866-252-0444.
Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $34.0 billion in assets at December 31, 2019. One of the 60 largest U.S. banks, Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at frostbank.com.